Exhibit 1.01
Energy Recovery Inc.
Conflict Minerals Report
For The Calendar Year Ended December 31, 2022

Introduction

For the year ended December 31, 2022, Energy Recovery, Inc. (the “Company”, “Energy Recovery”, “our”, “us”, or “we”), in good faith, has conducted a reasonable country of origin inquiry (“RCOI”) of our products using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). This report is presented to comply with Rule 13p-1 under The Securities Exchange Act of 1934, as amended (the “Rule”), as adopted by the Securities and Exchange Commission (“SEC”).

The term “conflict minerals” is defined in Section 13(p) as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, as limited by the Rule, tin, tantalum, tungsten, and gold (“3TG”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo (“DRC”) or any adjoining country that shares an internationally recognized border with the DRC (collectively known as the “Covered Countries”).

The scope of the survey was to determine whether any of the conflict minerals contained in our products originated in the Covered Countries as defined by the Rule.

Based on the analysis of our products and suppliers, we concluded that some of our products contain one or more of the 3TGs and that these minerals are necessary to the product’s functionality or production. Consequently, the products we manufacture are subject to the reporting obligations of the Rule.

Company Overview

We design and manufacture solutions that make industrial processes more efficient and sustainable. Leveraging our pressure exchanger technology, which generates little to no emissions when operating, our solutions lower costs, save energy, reduce waste and minimize emissions for companies across a variety of industrial processes. Since our formation, we have developed leading technology and engineering expertise through the continual evolution of our pressure exchanger technology, which can enhance environmental sustainability and improve productivity by reducing waste and energy consumption in high-pressure industrial fluid-flow systems, such as in seawater reverse osmosis desalination processing (“SWRO”), industrial wastewater filtration processing, and CO2 refrigeration circulation. This versatile technology powers several of our products, including our flagship PX® Pressure Exchanger® energy recovery device, which we believe is the industry standard for energy recovery in the SWRO, and our newly introduced PX G1300™ for CO2 refrigeration circulation. Our solutions are marketed and sold under the trademarks ERI®, PX, Pressure Exchanger, PX Pressure Exchanger®, Ultra-high Pressure PX™, PX G1300, AT™, and AquaBold™. Our solutions are owned, manufactured, and/or developed, in whole or in part, in the United States of America (“U.S.”).

Product Overview

Based on our analysis of our products, we concluded that adapters, spiral rings, nuts, pump bases, fittings, and connectors used in our PX Pressure Exchangers, PX G1300, AquaBold and other pumps, and turbochargers contain hastelloy and/or welded carbon steel. These metals contain tin. As part of the data collection process, we reviewed CMRTs of our suppliers and determined that certain of our suppliers claimed the use of all 3TG metals.

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Conflict Minerals Policy

We are committed to complying with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and plan to procure our products from conflict-free sources. We have considered the rule’s requirements along with related guidance from the Organization for Economic Cooperation and Development (the “OECD”), and we expect our suppliers to comply with the Code of Conduct of the Responsible Business Alliance (“RBA”, formerly the “Electronic Industry Citizen Coalition,” or the “EICC”) and conduct their businesses in alignment with our expectations of supply chain responsibility. Our policy is available online at https://ir.energyrecovery.com/websites/energyrecover/English/6300/corporate-governance.html.

In support of this policy, we:

•Exercise due diligence with suppliers of products containing or expected to contain 3TGs consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which the OECD defines as areas identified by the presence of armed conflict, widespread violence or other risks of harm to people, and encourage our suppliers to do likewise with their suppliers.
•Provide, and expect our suppliers to cooperate in providing, due diligence information to confirm that the 3TGs in our supply chain are procured from conflict-free sources.
•Collaborate with our suppliers and others through a third-party service provider, Assent, Inc. (the “Vendor” or “Assent”), on industry-wide solutions to enable products that are DRC conflict-free.

Reasonable Country of Origin Inquiry

We currently procure components from the following major types of suppliers:

•Manufacturer or direct supplier;
•Contract manufacturer producing items to match specifications and standards set by us; or
•Distributor or reseller of manufactured components for other manufacturers.
With the assistance of the Vendor, we conducted a good faith RCOI regarding the 3TGs in materials, components, and finished goods supplied to us, including the steps discussed below.

Utilizing version 6.22 or higher of RMI’s CMRT, we reached out to 11 of our active and secondary suppliers who may potentially supply 3TG to collect information regarding the presence and sourcing of 3TGs in their products that they provide to us. We and/or the Vendor asked the 11 suppliers whether their products contained 3TGs and, if so, we or the Vendor requested such suppliers to identify the smelters, refiners, and country of origin information for the 3TGs in products that they supplied to us in the form of a questionnaire. We and/or the Vendor then followed up with all unresponsive suppliers through a defined process via both automated and one-to-one email, including offering assistance and further information to suppliers about the requirements of the Act and our Conflicts Mineral Program (our “CMP”). If, after these outreach efforts, a supplier still did not respond to the survey, we directly contacted the supplier for a response. For the calendar year ended December 31, 2022, all 11 suppliers responded to the questionnaire, or follow-up emails or calls.

Our CMP includes automated data validation on all submitted CMRTs via the Vendor’s software. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid so that data is retained. Suppliers were contacted with regards to invalid forms and were encouraged to resubmit a valid form.

For suppliers who responded that the materials or goods they supplied to us did not contain 3TGs, our Director of Supply Management and the Vendor verified the responses, and only after such verification were these suppliers removed from the survey process.

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In order to evaluate the remaining suppliers who responded that the materials or good they supplied may contain 3TGs, the Vendor compiled a list of 316 verified, unique smelters or refiners, including information regarding associated countries of origin (the “unique smelter list”). This list was determined by comparing supplier responses to the list of smelters and refiners maintained by the RMI. The Vendor then performed due diligence on the unique smelter list that were known or reasonably believed to have sourced from the DRC or that had unknown sourcing. In the event that a supplier declared that a facility was certified as conflict-free, the Vendor confirmed that the facility was listed on the RMI’s list of conformant conflict-free smelters and refiners.

Results of our RCOI

As of the date of this filing, based on our supplier responses to our survey and our analysis of such responses as they apply to the calendar year ended December 31, 2022, one of our secondary suppliers has an indeterminable DRC sourcing status. We have not sourced any inventory material from this secondary supplier during calendar year 2022, and therefore, we do not have any DRC sources from this supplier in any of our products. Nevertheless, if any active supplier whose DRC sourcing is undeterminable, we have additional due diligence procedures for the purpose of determining the status of our products as it pertains to the source and chain of custody of any such conflict minerals.

Exercise Due Diligence on the Source and Chain of Custody of Our Conflict Minerals

We are required to exercise due diligence on the source and chain of custody of conflict minerals and to follow a nationally or internationally recognized due diligence framework. Our due diligence measures have been designed to conform, in all material respects, with the framework in the 2nd Edition of the OECD Due Diligence Guidance for Responsible Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), which is a nationally or internationally recognized due diligence framework, and the related supplements for 3TGs. We have adopted and communicated our conflict mineral policy to our suppliers and customers, as well as implemented RCOI to our new and existing suppliers. In addition, there are programs in place to encourage our suppliers to source from RMI conformant smelters.

Consistent with the OECD Guidance, the design of our due diligence has the following features:

1.0Establish strong company management systems
2.0Identify and assess risks in the supply chain
3.0Design and implement a strategy to respond to identified risks
4.0Carry out independent third-party audit of smelter/refiner’s due diligence practices
5.0Report annually on supply chain due diligence

These features are discussed in detail below.

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of 3TGs, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary 3TGs. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary minerals. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

We also anticipate the need to rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

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Brief description of due diligence measures taken

1.0    Strong Company Management Systems:

Internal Team
We established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Committee and an Executive Management Oversight Committee. The Conflict Minerals Committee is composed of our Sr. Director, SEC Reporting; and Director of Supply Management. Our Executive Management Oversight Committee is composed of our Chief Financial Officer; Chief Legal Officer; Vice President, Operations; and Vice President, Corporate Controller. Our Conflict Minerals Committee, supported by a team of subject matter experts from relevant functions such as purchasing, engineering, finance, and legal, is responsible for implementing our conflict mineral compliance policy and strategy. The Executive Management Oversight Committee is briefed about the results of our due diligence efforts periodically.

Control Systems
Controls include, but are not limited to, our Code of Business Conduct and Ethics, our Conflict Minerals Policy, regular monitoring of changes in applicable laws, regulations, and guidance, whistleblower mechanisms, regular training of key employee groups, and if warranted, on-site visits and audits of our active suppliers. Our Conflict Minerals Policy related to our sourcing of 3TGs is posted on our website at “https://ir.energyrecovery.com/websites/energyrecover/English/6300/corporate-governance.html,” within the “Governance Documents” section under “Corporate Governance.”

We provide training to all compliance team members and have developed training materials for our suppliers to enable them to comply with the conflict minerals compliance and reporting process and also with our policies.

This year, we continued to place a stronger emphasis on supplier education and training. To accomplish this, we utilized our third-party vendor’s learning management system and directed all in-scope suppliers to their conflict minerals training courses and publicly available training materials.

Supplier Engagement
With respect to the OECD requirement to strengthen engagement with suppliers, we have utilized the CMRT version 6.22 or higher and a third-party vendor’s software reporting tool for collecting the applicable information from our supply base. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.

We have also communicated with suppliers potentially affected by our Conflict Minerals Policy and compliance efforts, as identified through our RCOI process, our expectation that they assist us in complying with our efforts related to our CMP. This includes obtaining information to support the chain of custody of the 3TG identified in our products. We have provided suppliers access to our Conflict Minerals Policy through the website above or upon request.

Grievance Mechanism
We maintain several methods in which employees or third parties may notify us of potential issues with our CMP, including an anonymous employee hotline, email resources (both internally and on our website), direct phone numbers, and an open-door policy. Violations or grievances at the industry level can be reported to the RMI directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/.

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Maintain records
We maintain Company-wide document retention policies. These policies extend to the documentation accumulated in performing our 3TG due diligence procedures and requires that documentation be retained for a period of five years.

2.0    Identification and Assessment of Risks in the Supply Chain:

We made reasonable efforts to identify suppliers that provide products that may potentially contain conflict minerals by conducting a supply chain survey through the use of the CMRT. By way of the CMRT, we requested suppliers to identify smelters and refiners and country of origin information for the 3TGs in products that they supply to us. We followed up with suppliers that did not respond to CMRT by requesting their responses multiple times. We then compared any smelters or refiners identified by the supply chain survey against the list of facilities that have received a “conflict free” designation from the RMI’s Responsible Minerals Assurance Process (“RMAP”). We also reviewed the responses to identify red flags for further follow-up and to identify any key risks to our supply chain.

It is important to note that we have relied on supplier responses to provide us with the information about the source of 3TGs contained in the parts and components they supply to us. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information. We will continue to monitor, adapt, and modify our due diligence practices to conform to the recognized industry best practices.

In accordance with OECD guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to red flag indicators defined in the OECD Guidance. The Vendor uses the following factors to determine the level of risk that each smelter or refiner poses to the supply chain:

1.Geographic proximity to the DRC and Covered Countries;
2.RMAP audit status;
3.Credible evidence of unethical or conflict sourcing;
4.Known mineral source country of origin; and
5.Peer assessments conducted by credible third-party sources.

As part of our risk management plan under the OECD Guidance, if these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through the Vendor, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to us, and escalating up to removal of these high-risk smelters from our supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. If necessary, suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these risks from the supply chain.

We also calculate supplier risk based on the chances that the supplier provides 3TGs that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

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Additionally, suppliers are evaluated on their conflict minerals program strength (further assisting in identifying risk in the supply chain). Many companies continue to be in the middle of their smelter identification process and still have “unknown” as their reply. It has been decided that penalizing or failing them for working through the process is likely not the best approach and it does not meet the goals or spirit of the Rule. However, evaluating and tracking the strength of the supplier’s conflict minerals program does meet the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the supplier’s conflict minerals program progresses. The criteria used to evaluate the strength of the supplier’s conflict minerals program are the following questions from the CMRT:

A.    Have you established a conflict minerals sourcing policy?
E.    Have you implemented due diligence measures for conflict-free sourcing?
G.    Do you review due diligence information received from your suppliers against your company’s expectations?
H.    Does your review process include corrective action management?

When suppliers meet or exceed the above criteria, by answering yes to all four questions, they are deemed to have a strong conflict minerals program. When suppliers do not meet those criteria, they are deemed to have a weak conflict minerals program. We store all of this information and will continue to assess our suppliers’ conflict minerals program strength and monitor any improvements or changes.

3.0    Strategic Response to Identified Risks:

We have implemented a risk mitigation response plan to monitor and track suppliers, smelters, and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements. We continuously make every reasonable effort to encourage suppliers who are sourcing from non-conformant smelters or refiners to move towards using conformant facilities.

If a supplier fails to remedy the risks identified by our compliance risk assessment, the Conflict Minerals Committee escalates the risk to the Executive Management Oversight Committee to determine whether to approve or reject the supplier based on the following factors: a cost and benefit analysis; potential risk factors; any existing competitive bids; and whether the supplier is the Company’s single source of supply. If the Executive Management Oversight Committee decides to continue the business relationship due to inherent limitations of the supply chain, we use reasonable efforts to follow up with the supplier for its corrective plan and encourage the supplier to work with conflict-free smelters. We also provide periodic compliance updates or reports to the Executive Management Oversight Committee with oversight of the Conflict Minerals Committee summarizing our risk mitigation efforts.

4.0    Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices:

We do not have a direct relationship with 3TG metal smelters and refiners, and therefore we are not able to perform direct audits of those entities that provide the 3TG metals to our supply chain. We do, however, rely upon industry efforts, including the RMI, to influence smelters and refiners to become audited and certified through RMI’s RMAP program. We rely upon the summary audit reports for the compliance status of smelters generated by the RMI program to validate the responses received from our suppliers to our RCOI process and to address red flags identified in Step 2 above. We believe our efforts adequately address this requirement in the OECD Guidance.

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5.0    Annual Report on Supply Chain Due Diligence:

We have publically filed Form SD and the Conflict Minerals Report with the SEC. In addition to this report, our Conflict Minerals Sourcing Policy is posted on our website at “https://ir.energyrecovery.com/websites/energyrecover/English/6300/corporate-governance.html” within the “Governance Documents” section under “Corporate Governance.”

We have also considered impacts from the European Union Conflict Minerals Rule when disclosing details with regards to due diligence efforts. We will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

Results of due diligence measures taken

Due to the level of complexity of our products and the respective supply chain, it will take additional time and resources for a number of our suppliers to verify, specifically for our products, the source mines and country of origin of all of the minerals used by their smelters. We are committed to continuing the use of our supply chain due diligence processes, leveraging the industry standard RMI program, and the ongoing update of our supplier RCOI information as we continue to develop additional transparency into our supply chain. As of the date of this filing, however, based on the performance of our due diligence procedures noted above for the calendar year ended December 31, 2022, we are not able to accurately trace and identify the source mine, country of origin, and chain of custody of all of the 3TGs which are necessary to the functionality or production of our products, or determine whether such 3TGs are sourced from conflict-free sources for all of our products.

Supply Chain Outreach Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten and gold. Following the industry standard process, CMRTs are sent to and requested from suppliers, who are expected to follow this process until the smelter and refiner sources are identified. The following is the result of the outreach conducted by us for the 2022 reporting year.

Number of In-Scope Suppliers	Change in In-Scope Suppliers from Prior Year	Response Rate	Valid Response Rate
11	(1)	100%	100%

Efforts to Determine the Mine or Location of Origin of the Conflict Minerals in our Products

Tracing materials back to their mine and source country of origin is a complex endeavor, but an important aspect of responsible sourcing. To help establish our supply chain sourcing programs, we have followed currently established industry guidelines, such as those specified by the RMAP program that will enable companies to source minerals from conflict-free sources.

After a review and analysis of all of our products and suppliers, with the assistance of the Vendor, 316 smelters or refiners were identified and verified. See Appendix A for the smelter list. Of the 316 verified smelters, 212 smelters are conformant with RMAP and therefore, considered conflict-free by the RMI. Of the 104 smelters that are non-conformant, we are not aware that any of these smelters source 3TGs from conflict sources.

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Steps to Mitigate Risk

We are committed to complying with the provisions of the Rule and Form SD and expect to continue our efforts to improve our CMP and related due diligence. As we further develop our CMP and procedures, we intend to take the following steps to mitigate the risk that any of the 3TGs contained in our products could benefit armed groups in the Covered Countries. These may include, but are not limited to the following:

•Engage with suppliers and direct them to training resources, including increasing the number who utilize our third-party vendor’s learning management system, to attempt to increase our response rate and improve the content of responses to assist in our RCOI process and our efforts to determine the processing facilities for and country of origin of 3TGs with the greatest specificity possible;
•Engage suppliers and encourage them to provide responses at the product level;
•Implement a strategy to respond to identified risk, including but not limited to, potential action to be taken against suppliers that do not respond to our requests or do not provide reasonable information to support our due diligence activities; and
•Engage any of our suppliers found to be supplying us with 3TGs from sources that support conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict.

Conflict Minerals Report

The Conflict Minerals Report for the calendar year ended December 31, 2022, filed herewith as Exhibit 1.01, is available on our website at “https://ir.energyrecovery.com/websites/energyrecover/English/6300/corporate-governance.html” within the “Governance Documents” section under “Corporate Governance.”
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Appendix A

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	8853 S.p.A.	Italy	CID002763
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	African Gold Refinery	Uganda	CID003185
Gold	Agosi AG	Germany	CID000035
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Alexy Metals	United States Of America	CID003500
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Aurubis AG	Germany	CID000113
Gold	Bangalore Refinery	India	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	Dowa	Japan	CID000401
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-1

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Geib Refining Corporation	United States Of America	CID002459
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Italpreziosi	Italy	CID002765
Gold	JALAN & Company	India	CID002893
Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Kundan Care Products Ltd.	India	CID003463
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-2

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Marsam Metals	Brazil	CID002606
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	MD Overseas	India	CID003548
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Morris and Watson	New Zealand	CID002282
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	Pease & Curren	United States Of America	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-3

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Royal Canadian Mint	Canada	CID001534
Gold	SAAMP	France	CID002761
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Safimet S.p.A	Italy	CID002973
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Sai Refinery	India	CID002853
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Gold	Sovereign Metals	India	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	T.C.A S.p.A	Italy	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-4

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Tantalum	AMG Brasil	Brazil	CID001076
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	KEMET de Mexico	Mexico	CID002539
Tantalum	Materion Newton Inc.	United States Of America	CID002548
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	QuantumClean	United States Of America	CID001508
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tin	Alpha	United States Of America	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Aurubis Beerse	Belgium	CID002773
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-5

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Tin	Aurubis Berango	Spain	CID002774
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Dowa	Japan	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-6

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	PT Rajehan Ariq	Indonesia	CID002593
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Tin	Super Ligas	Brazil	CID002756
Tin	Thaisarco	Thailand	CID001898
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tungsten	Artek LLC	Russian Federation	CID003553
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-7

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082

Energy Recovery, Inc. | 2022 Conflicts Minerals Report | Appendix | A-8